DaVita Inc.

Amended Offer to Purchase for Cash
Up to 20,000,000 of its Common Shares
at
a Purchase Price Not in Excess
of $26.00 nor less than $22.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON FRIDAY, MAY 3, 2002, UNLESS THE OFFER IS EXTENDED.

April 22, 2002

To Our Clients:

Enclosed for your consideration are the Amended Offer to Purchase dated April 22, 2002 and the related Letter of Transmittal in connection with the offer by DaVita Inc., a Delaware corporation, to purchase up to 20,000,000 of its common shares, par value $0.001 per share, for a purchase price not in excess of $26.00 nor less than $22.00 per share, net to the seller in cash, without interest, as specified by stockholders tendering their shares.

DaVita will determine a single per share price that it will pay for shares properly tendered, taking into account the number of shares tendered and the prices specified by tendering stockholders. All shares acquired in the offer will be acquired at the same purchase price. DaVita will select the lowest purchase price that will allow it to buy 20,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn.

DaVita’s offer is being made upon the terms and subject to the conditions set forth in the Amended Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the offer.

Only shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in the Amended Offer to Purchase, all of the shares tendered at or below the purchase price will not be purchased if the offer is oversubscribed. Shares tendered at prices in excess of the purchase price that is determined by DaVita and shares not purchased because of proration or conditional tenders will be returned promptly following the expiration date of the offer.

DaVita reserves the right, in its sole discretion, to purchase more than 20,000,000 shares pursuant to the offer.

If at the expiration of the offer more than 20,000,000 shares, or any greater number of shares as DaVita may elect to purchase, are properly tendered at or below the purchase price and not properly withdrawn before the Expiration Date, DaVita will purchase shares first from any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 shares (not including any shares held in DaVita’s 401(k) Retirement Savings Plan or Profit Sharing Plan) and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on a notice of guaranteed delivery, and properly tendered all those shares at or below the purchase price and then, subject to the conditional tender provisions, on a pro rata basis from all other stockholders who properly tender shares at prices at or below the purchase price.

A tender of your shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your shares held by us for your account.

Accordingly, we request instructions as to whether you wish to tender any or all of the shares held by us for your account, upon the terms and subject to the conditions of the offer.

Please note the following:

1.    Shares may be tendered at prices not in excess of $26.00 nor less than $22.00 per share, as indicated in the attached Instruction Form, net to the seller in cash, without interest.

2.    The priority in which certificates will be purchased in the event of proration may be designated.

3.    The offer is subject to several conditions described in the Amended Offer to Purchase.

4.    The offer, proration period and withdrawal rights will expire at 9:00 a.m., New York City time, on Friday, May 3, 2002, unless the offer is extended.

5.    The offer is for 20,000,000 shares, constituting approximately 24% of the shares outstanding as of April 15, 2002.

6.    DaVita’s Board of Directors has authorized the making of the offer. However, neither DaVita nor its Board of Directors makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price at which you may choose to tender your shares. You must make the decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

7.    DaVita will, upon the terms and subject to the conditions of the offer, accept all your shares for purchase if:

(i)	you owned beneficially or of record an aggregate of fewer than 100 shares (not including any shares held in DaVita’s 401(k) Retirement Savings Plan or Profit Sharing Plan);

(ii)	you instruct us to tender on your behalf all your shares at or below the purchase price before the Expiration Date; and

(iii)	you complete the section entitled “Odd Lots” in the attached Instruction Form.

8.    If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered. All shares previously tendered at less than $22.00 shall be deemed to have been tendered at $22.00 and the tendering stockholder need not deliver a notice of withdrawal or new Letter of Transmittal to effect this change. If you would like to change your tender price, you must deliver a new Letter of Transmittal prior to the Expiration Date. Any Letter of Transmittal delivered after the date of the Amended Offer to Purchase will automatically revoke any Letter of Transmittal delivered prior to the date of the Amended Offer to Purchase; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal delivered after the date of the Amended Offer to Purchase. Separate notices of withdrawal, as described in Section 4 of the Amended Offer to Purchase, are not required for each Letter of Transmittal. You may contact the Depositary or the Information Agent for additional instructions.

If you wish to have us tender any or all of your shares, please instruct us by completing, executing, detaching and returning the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your shares, all your shares will be tendered unless otherwise indicated on the attached Instruction Form.

Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the offer.

As described in the Amended Offer to Purchase, if more than 20,000,000 shares, or any greater number of shares as DaVita may elect to purchase, have been properly tendered at or below the purchase price and not properly withdrawn before the Expiration Date, DaVita will purchase tendered shares on the basis described below:

1.    First, all shares tendered and not withdrawn before the Expiration Date by any Odd Lot Holder who:

(a)
tenders all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the purchase price (tenders of less than all shares owned by the Odd Lot Holder will not qualify for this preference); and

(b)	completes (or, in your case, instructs us to complete) the section captioned “Odd Lots” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

2.    Second, after purchase of all of the foregoing shares, subject to the conditional tender provisions described in Section 6 of the Amended Offer to Purchase, all other shares properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described in the Amended Offer to Purchase.

The offer is being made solely pursuant to the Amended Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of common shares of DaVita. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of common shares of DaVita residing in any jurisdiction in which the making of the offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER
(See Instruction 5 to the Letter of Transmittal)
☐    I want to maximize the chance of having DaVita purchase all of the shares that I am tendering (subject to the possibility of proration). Accordingly, by checking THIS BOX INSTEAD OF ONE OF THE PRICE BOXES ABOVE, I hereby tender shares and am willing to accept the purchase price determined by DaVita in accordance with the terms of the offer. This action could result in receiving a price per share as low as $22.00.

Name(s) of Beneficial Holder(s)

PLEASE PRINT

Address(es)

CITY, STATE, ZIP CODE

Daytime Area Code and Tel. No.:

Taxpayer Identification or Social Security Number:

Signature(s):

The method of delivery of this document is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

Instruction Form
for Tender of Shares of DaVita Inc.

I acknowledge receipt of your letter and the enclosed Amended Offer to Purchase dated April 22, 2002 and the related Letter of Transmittal in connection with the offer by DaVita Inc., a Delaware corporation, to purchase up to 20,000,000 of its common shares, par value $0.001 per share, for a purchase price not in excess of $26.00 nor less than $22.00 per share, net to the seller in cash, without interest, as specified by stockholders tendering their shares. DaVita’s offer is being made upon the terms and subject to the conditions set forth in the Amended Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the offer.

This will instruct you to tender to DaVita, on my behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by me and registered in your name, upon the terms and subject to the conditions of offer.

SHARES TENDERED

☐	By checking this box, I hereby instruct you to tender the following number of shares: shares.*

*Unless otherwise indicated, it will be assumed that all my shares are to be tendered.

ODD LOTS

☐
By checking this box, I represent that I own, beneficially or of record, an aggregate of fewer than 100 shares (not including any shares held in DaVita’s 401(k) Retirement Savings Plan or Profit Sharing Plan), all of which are being tendered.

In addition, I am tendering shares either (check one box):

☐	at the purchase price determined by DaVita in accordance with the terms of the offer (persons checking this box need not indicate the price per share below); or

☐	at the price per share indicated below under Shares Tendered at Price Determined by Stockholder.

CONDITIONAL TENDER

I understand that I may condition my tender of shares upon DaVita purchasing a specified minimum number of the shares tendered, all as described in the Amended Offer to Purchase, particularly in Section 6. Unless at least the minimum number of shares indicated below is purchased by DaVita pursuant to the terms of the offer, none of the shares tendered by me will be purchased. I understand that it is my responsibility to calculate the minimum number of shares that must be purchased if any are purchased, and I have consulted my own tax advisor to the extent that I feel necessary. Unless this box has been completed and a minimum specified, the tender will be deemed unconditional.

☐	Minimum number of shares that must be purchased, if any are purchased: shares.

SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER
(See Instruction 5 to the Letter of Transmittal)

By checking ONE of the following boxes below INSTEAD OF THE BOX UNDER “SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER,” I hereby tender shares at the price checked. This action could result in none of the shares being purchased if the purchase price determined by DaVita for the shares is less than the price checked below. I understand that to tender shares at more than one price, I must complete a separate Letter of Transmittal for each price at which shares are tendered. The same shares cannot be tendered at more than one price. All shares previously tendered at less than $22.00 shall be deemed to have been tendered at $22.00 and you do not need to deliver a notice of withdrawal or new Letter of Transmittal to effect this change. If you would like to change your tender price, you must deliver a new Letter of Transmittal prior to the Expiration Date. Any Letter of Transmittal delivered after the date of the Amended Offer to Purchase will automatically revoke any Letter of Transmittal delivered prior to the date of the Amended Offer to Purchase; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal delivered after the date of the Amended Offer to Purchase. Separate notices of withdrawal, as described in Section 4 of the Amended Offer to Purchase, are not required for each Letter of Transmittal. You may contact the Depositary or the Information Agent for additional instructions.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

☐ $22.00	☐ $23.00	☐ $24.00	☐ $25.00	☐ $26.00
☐ $22.25	☐ $23.25	☐ $24.25	☐ $25.25
☐ $22.50	☐ $23.50	☐ $24.50	☐ $25.50
☐ $22.75	☐ $23.75	☐ $24.75	☐ $25.75

CHECK ONLY ONE BOX ABOVE.  IF MORE THAN ONE BOX IS CHECKED ABOVE, THERE IS NO VALID TENDER OF SHARES.